Exhibit 10.1

CHAMPPS ENTERTAINMENT, INC.

DEFERRED COMPENSATION PLAN

(Effective September 28, 2005)

ARTICLE 1

PURPOSE

Champps Entertainment, Inc. (the “Company”) has established the Champps Entertainment, Inc. Deferred Compensation Plan (the “Plan”) for the benefit of executives of the Company and certain affiliates and members of the Company’s Board of Directors (“Directors”). The Plan is established effective September 28, 2005 (the “Effective Date”). The Company intends that the Plan shall be treated as an unfunded plan for purposes of the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and as a plan for a select group of management and highly compensated employees for purposes of ERISA.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1 Eligibility

Eligibility to participate in the Plan is limited to executive officers of the Company or a Participating Employer (“Executives”) and Directors. (Executives and Directors together shall be referred to as “Eligible Persons.”)

2.2 Participation

An Eligible Person may elect to receive deferred Stock Units in lieu of an award of Restricted Stock or Restricted Stock Units by making a deferral election as further provided in Section 2.3. An Eligible Person on whose behalf a deferral is made to the Plan shall become a Participant in the Plan, and the Plan Administrator shall establish an Account or Accounts in which such deferral(s) shall be held under the Plan.

Appendix A of the Plan sets forth provisions of the Plan permitting Eligible Persons to defer Base Compensation and, in the case of an Executive, any Bonus. The provisions of Appendix A will only take effect as of the effective date set forth in resolutions of the Committee implementing Appendix A (the “Appendix A Effective Date”). Until the Appendix A Effective Date, Appendix A shall not have any applicability.

2.3 Stock and Stock Unit Deferrals

(a) Deferral Agreement

An Eligible Person who may be or has been awarded Restricted Stock or Restricted Stock Units by the Company may make a deferral election under the Plan by completing and submitting to the Plan Administrator a written Stock Deferral Agreement provided by the Plan Administrator during the enrollment period. The Stock Deferral Agreement must comply with the timing conditions of Section 2.3(b). The Stock Deferral Agreement shall indicate: (i) the number of shares of Restricted Stock or Restricted Stock Units a Participant elects to defer, (ii) the disposition of “dividend equivalent compensation” as defined in Section 4.2 (to the extent the Plan Administrator, in its sole discretion, permits Participants to elect such disposition pursuant to Section 4.2), and (iii) the Participant’s election of a payment schedule for his or her Deferred Stock Unit Account. Notwithstanding any provision to the contrary in this Plan, a Participant’s Deferred Stock Unit Account is payable solely in shares of the Company’s common stock (with any fractional share paid in cash).

(b) Timing of Stock Deferral Agreement

A deferral election relating to Restricted Stock or Restricted Stock Units will be invalid unless the election satisfies one of the following conditions:

(1) The election may be made at any time that is no later than December 15 of the year prior to the year in which the Restricted Stock or Restricted Stock Units are granted (a “Pre-Grant Stock Deferral Election”), except that, notwithstanding anything to the contrary herein, in connection with establishment of this Plan each Eligible Person on the Effective Date may file, within thirty (30) days after the Effective Date, a deferral election with respect to Restricted Stock and Restricted Stock Units not yet awarded;

(2) The election may be made later than the year prior to the year in which the Restricted Stock or Restricted Stock Units are granted, provided the deferral election period shall occur during the period which is at least twelve (12) months prior to the date on which the Restricted Stock becomes vested or the date on which the Restricted Stock Units would be delivered (a “Post-Grant Stock Deferral Election”). Any Post-Grant Stock Deferral Election must indicate a distribution date that is at least five (5) years later than the vesting date of the related Restricted Stock or the delivery date in the case of Restricted Stock Units; or

(3) In the case of Restricted Stock or Restricted Stock Units that qualify as performance-based under Code Section 409A, the election may be made no later than six (6) months prior to the vesting date of the Restricted Stock or the delivery date in the case of Restricted Stock Units (a “Performance-Based Stock Deferral Election”).

(c) Effect of Deferral Election

Except as provided in this Section 2.3(f) regarding changing a payment schedule election and except as provided in Section 3.3 regarding changing the timing of a distribution election, deferral elections are irrevocable.

(d) Additional Effect of Deferral Election on Restricted Stock

When a Participant makes a deferral election for Restricted Stock, such Participant shall continue to hold (or otherwise be credited with ownership of) the shares of Restricted Stock which are subject to the election, and remains able to exercise all rights of ownership accorded to him or her as the owner of unvested Restricted Stock with respect to such shares, as set forth in the Participant’s underlying Restricted Stock award agreement, until the day immediately prior to the “vesting date” of such deferred Restricted Stock shares. During such period, any dividends declared with respect to such deferred Restricted Stock shares shall be distributed in accordance with the provisions of the plan pursuant to which the Restricted Stock is granted (e.g., paid in cash to the Participant or reinvested in the Company’s common stock), as provided in the Company’s Restricted Stock agreement.

On the day immediately prior to the “vesting date” of the deferred Restricted Stock shares subject to the stock deferral election, such shares are deemed to be surrendered to the Company by the Participant, and exchanged for Stock Units which are simultaneously “deferred” (and credited to the Participant’s Deferred Stock Unit Account pursuant to provisions of this Plan).

(e) Effect of FICA/FUTA Obligation

As of the applicable vesting date, Restricted Stock and Restricted Stock Units are subject to taxation under the Federal Insurance Contribution Act (“FICA”) and the Federal Unemployment Tax Act (“FUTA”). The Plan Administrator, without the Participant’s consent, may satisfy the Company’s withholding obligation for FICA and FUTA taxes payable by the Eligible Person with respect to the Restricted Stock or Restricted Stock Units by withholding from the deferral and thus reducing the deferral amount.

(f) Changing Payment Schedule Election

With respect to the portion of a Participant’s Account that is a Post-Grant Stock Deferral Election, the Participant shall be permitted to change his or her payment schedule election at any time, but only in accordance with Section 3.3.

With respect to the portion of a Participant’s Account that is a Pre-Grant Stock Deferral Election or a Performance-Based Stock Deferral Election, the Participant shall be permitted to change his or her payment schedule election at any time by filing a new Stock Deferral Agreement, provided such election is made in accordance with Section 3.3, or prior to the time at which the election to defer the Restricted Stock or Restricted Stock Units must be made pursuant to a Pre-Grant Stock Deferral Election (Section 2.3(b)(1)) or a Performance-Based Stock Deferral Election (Section 2.3(b)(3)), as applicable.

(g) First-Year Participation

If an Eligible Person first becomes eligible to defer Restricted Stock and Restricted Stock Units during a calendar year, notwithstanding the general requirement stated in Section 2.3 that the election be completed and submitted before the calendar year of commencement, an election may be submitted to the Plan Administrator within 30 days after the Eligible Person first attains that eligibility. However, the election will be effective only with respect to Restricted Stock or Restricted Stock Units awarded following submission of the election to the Plan Administrator.

(h) Effect of Eligibility Status Change

If a Participant ceases to be an Eligible Person, at a time when he or she has in effect for the calendar year one or more deferral elections, the deferral election or elections shall terminate with respect to any amount not yet paid at the time the individual ceases to be an Eligible Person. Amounts already deferred into the Participant’s Deferred Stock Unit Account shall remain so credited and shall be distributed in accordance with the terms of this Plan.

ARTICLE 3

PAYMENT OF DEFERRED COMPENSATION

3.1 Selecting Payment Commencement Date for a Regular Separation from Service

(a) With the first deferral election, the Eligible Person shall designate the time as of which payment of his or her Deferred Stock Unit Account under the Plan is to commence in the event of a Regular Separation from Service as one of the following alternatives. The Eligible Person either may select:

(1) In the case of a Director experiencing a Regular Separation from Service, the last day of the month following the Participant’s Termination Date, and in the case of an Executive experiencing a Regular Separation from Service, the last day of the month in which occurs the six (6) month anniversary of his or her Termination Date; or

(2) January 31 of any of the five calendar years following the year that includes the Participant’s Termination Date, provided, however, that in the case of an Executive that experiences a Regular Separation from Service, the first payment shall be made as of the later of (x) the selected January 31, or (y) the last day of the month in which occurs the six (6) month anniversary of his or her Terminate Date; or

(3) A specified future date set forth in the election that is at least two (2) full years following the first day of the calendar year for which the deferral is being made, provided, however, that, if the Participant has a Termination Date prior to the date otherwise specified, and if the provisions of paragraph (1), above, would result in earlier payment or commencement, payment shall be made or commenced in accordance with paragraph (1).

In addition, if a payment commencement date under this Section 3.1 is not established at the time an Eligible Person submits the initial deferral election form, his or her Deferred Stock Unit Account shall be paid as of the last day of the month following the Participant’s Termination Date in a single lump sum.

(b) Section 3.1(a) requires a Participant to elect the time and form of payment for his or her entire Deferred Stock Unit Account (including amounts credited pursuant to future elections) at the time of the first deferral election. However, if the Plan Administrator so determines, in its sole discretion, Participants may be permitted to elect the time and form of payment with respect to each deferral election. If the Plan

Administrator determines to operate the Plan as just described, and if after the initial deferral election form under this Plan the Participant does not select a payment commencement date in subsequent deferral election forms, then the payment commencement date selected in the initial deferral election form and the form of payment applicable under Section 3.2 shall continue to apply to the subsequent deferral elections.

3.2 Form of Payment for a Regular Separation from Service

In the deferral election completed and submitted pursuant to Section 3.1, the Eligible Person or Participant also shall select the form of payment for distribution of his or her Account under the Plan in the event of a Regular Separation from Service, from one of the following forms:

(a) a single lump sum; or

(b) a series of annual installments not to exceed 5 such consecutive annual installments, as elected by the Eligible Person or Participant.

If a form of payment under this Section 3.2 is not established at the time an Eligible Person submits a deferral election form and there is no default form of payment determined in accordance with Section 3.1, the payment form of his or her Account shall be in a single lump sum.

All payments with respect to a Participant’s Deferred Stock Unit Account shall be made as shares of common stock of the Company, with any fractional share paid in cash.

3.3 Change of Form or Timing of Distribution Election

Subject to approval of the Plan Administrator, a Participant may change the form or timing of his or her distribution election for each deferral election under this Article 3, contingent on the following requirements having been satisfied:

(a) the change must be made in writing and in the form designated by the Plan Administrator;

(b) the change must be made at a time when the Participant is still an Employee, and must be consistent with Sections 3.1, 3.2 and 3.3;

(c) the change must be made at least twelve (12) months prior to the date that would have been the payment or commencement of payment date for that deferral election; and

(d) the change must delay the payment or in the case of installments, each of the payment dates by at least five (5) years.

3.4 Death and Disability

In the event of the death of the Participant, distributions shall be made entirely in accordance with Article 5 of the Plan. In the case of a Participant whose Separation from Service is on account of Disability, the Participant may elect to have the form and timing elections made pursuant to Sections 3.1 and 3.2 apply, but, in the absence of any such affirmative election, the distribution will be in a single lump sum on the last day of the month following the Participant’s Termination Date or, if the Participant is a Key Employee, the last day of the month in which occurs the six (6) month anniversary of the Participant’s Termination Date.

3.5 Unforeseen Emergency Distributions from this Plan

The Plan Administrator may, in its sole discretion, make distributions to a Participant from his Account prior to the date that amounts would otherwise become payable if the Plan Administrator determines that the Participant has incurred an Unforeseeable Emergency. The amount of any such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs created by the Unforeseeable Emergency, plus the amount necessary to pay the taxes thereon.

3.6 Effect on this Plan of a 401(k) Plan Hardship Withdrawal

To the extent required to comply with Treasury Regulation §1.401(k)-1(d)(2)(iv)(B)(4), or any amendment or successor thereto, a Participant’s “elective and employee contributions” (within the meaning of such Treasury Regulation) under this Plan shall be suspended for a period of twelve (12) months following the Participant’s receipt of a hardship distribution made in reliance on such Treasury Regulation from any plan containing a cash or deferred arrangement under Section 401(k) of the Code maintained by the Company or a related party within the provisions of subsections (b), (c), (m) or (o) of Section 414 of the Code.

ARTICLE 4

PLAN ACCOUNTS

4.1 Accounts

Bookkeeping deferral election Accounts shall be established and maintained by the Plan Administrator for each Participant in which shall be recorded the amounts deferred by the Participant under the Plan for each deferral election (credited as of the date that they would otherwise be currently payable). However, prior to the Appendix A Effective Date, a Participant shall only have a Deferred Stock Unit Account under the Plan.

4.2 Deferred Stock Unit Account Credits and Valuation

In connection with a deferral of Restricted Stock or Restricted Stock Units, Stock Units shall be credited to the Participant’s Deferred Stock Unit Account as soon as administratively practicable following the day immediately prior to the “vesting date” with respect to deferred Restricted Stock, or the date of election with respect to deferred Restricted Stock Units, in the amount of the number of shares subject to the deferral election, in the sole discretion of the Plan Administrator. A Deemed Investment shall be made in Stock Units on the date so credited.

Any dividends declared with respect to the Company’s common stock on or after the Deemed Investment in Stock Units shall result in a dividend equivalent payment with respect to Stock Units credited to each Participant’s Deferred Stock Unit Account in the amount that would have been paid (or reinvested) as a dividend if each Stock Unit were instead a share of the Company’s common stock (“dividend equivalent compensation”). Except as provided in the final sentence of this paragraph any such dividend equivalent shall be credited to the applicable Participant’s Deferred Stock Unit Account, and a Deemed Investment in Stock Units (and, if necessary, a fraction thereof) shall be made on the date the dividend equivalent compensation is so credited. The number of Stock Units into which dividend equivalent compensation is converted will be calculated on the basis of the closing price of the Company’s common stock on the day the dividend is paid. If the Plan Administrator so determines, in its sole discretion, Participants may be permitted to elect to receive dividend equivalents in cash, subject to administrative guidelines developed by the Plan Administrator for such purpose.

Stock Units and dividend equivalents converted into Stock Units credited to a Participant’s Deferred Stock Unit Account under the Plan shall be credited against the pool of shares of the Company’s common stock available for issuance under the Champps Entertainment, Inc. 2005 Stock Incentive Plan or any successor stock option plan that the Company may adopt.

ARTICLE 5

DEATH BENEFITS

5.1 Death Benefit

Each Participant may designate a Beneficiary or Beneficiaries to receive payment of his or her Accounts in the event of his death. Each Beneficiary designation: (i) shall be made on a form filed in the manner prescribed by the Committee, (ii) shall be effective when, and only if made and filed in such manner during the Participant’s lifetime, and (iii) upon such filing, shall automatically revoke all previous Beneficiary designations. Upon the death of a Participant, the full amount of the Participant’s Account (or the remaining amount of the Account in the event that installment payments have commenced) shall be paid to the Participant’s Beneficiary in a single lump sum.

5.2 Failure to Designate Beneficiary

If the payments to be made pursuant to this section are not subject to a valid Beneficiary designation at the time of the Participant’s death (because the designated Beneficiary predeceased the Participant or for any other reason), the estate of the participant shall be the Beneficiary. If a Beneficiary designated by the Participant to receive all or any part of the Participant’s Accounts dies after the Participant but before complete distribution of that portion of the Accounts, and at the time of the Beneficiary’s death there is no valid designation of a contingent Beneficiary, the estate of such Beneficiary shall be the Beneficiary of the portion in question.

ARTICLE 6

CLAIMS PROCEDURE

6.1. Initial Claim

If a Participant believes he or she is entitled to payments under the Plan which have not been paid or have been paid in a lesser amount, the Participant may submit a written claim to the General Counsel. If the General Counsel determines that the claim should be denied, written notice of the decision will be furnished to the Participant within a reasonable period of time. This notice will set forth in clear and precise terms the specific reasons for the denial, specific reference to pertinent Plan provisions on which the denial is based, a description of additional material or information necessary for the Participant to perfect the claim, and an explanation of the Plan’s review procedure. The written notice shall be given to the Participant within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim, in which case a decision will be rendered and written notice furnished within one hundred eighty (180) days after receipt of the claim. A written notice of such extension of time indicating the special circumstances and expected date of decision will be furnished to the Participant within the initial ninety (90) day period.

6.2. Claims Appeal

The Participant may, within 60 days after receiving notice denying the claim, request a review of the decision by written application to the Committee. The Participant may also review pertinent documents and submit issues and comments in writing. A written decision on the appeal will be made by the Committee not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time, in which case a decision will be rendered within a reasonable period of time, but in no event later than 120 days after receipt of the appeal. A written notice of such extension of time will be furnished to the Participant before such extension begins. The decision will include the specific reason(s) for the decision and the specific reference(s) to the pertinent plan provisions on which the decision is based. The decision will be final. The Participant’s Beneficiary also may use the claim procedures set forth in Section 6.1 and this Section.

ARTICLE 7

MANAGEMENT AND ADMINISTRATION

7.1. Administration

The Company shall serve as the Plan Administrator. The Plan Administrator shall have the full power and authority to control and manage the operation and administration of the Plan, including the authority, in its sole discretion: (a) to promulgate and enforce such rules and regulations as deemed necessary or appropriate for the administration of the Plan; (b) to interpret the Plan consistent with the terms and intent thereof; and (c) to resolve any possible ambiguities, inconsistencies and omissions in the Plan. All such actions shall be in accordance with the terms and intent of the Plan.

The Company may designate, by written instrument acknowledged by the parties, one or more persons to carry out its fiduciary responsibilities as Plan Administrator. To the extent of any such delegation, the delegate shall become the Plan Administrator responsible for the matters assigned by the Company, and references to the Company in such capacity shall apply instead to the delegate. Additionally, the Company may assign any of its responsibilities to specific persons who are directors, officers, or employees of the Company, or a Committee composed of such persons, in order to execute its actions as the Plan Administrator. Any action by the Company assigning any of its responsibilities to specific persons who are directors, officers, or employees of the Company, or a Committee composed of such persons, shall not constitute delegation of the Company’s responsibility as Plan Administrator, but rather shall be treated as the manner in which the Company has determined internally to discharge such responsibility. One such assignment is hereby made to the General Counsel, who shall have the power on behalf of the Company to execute plan documents, trust agreements or other contracts relating to the Plan or Plan administration.

The Plan Administrator may engage the services of accountants, attorneys, actuaries, consultants and such other professional personnel as deemed necessary or advisable to assist them in fulfilling responsibilities of the Plan Administrator under the Plan. The Plan Administrator, and its delegates and assistants shall be entitled to act on the basis of all tables, valuations, certificates, opinions and reports furnished by such professional personnel.

7.2. Amendment and Termination of the Plan

The Company may, in its sole discretion, amend this Plan at any time or from time to time, in whole or in part, and for any reason, by action of the Committee. However, no amendment shall reduce the amount accrued in any Accounts as of the date of such amendment, except that the Company may change the Investment Indices to be applied prospectively. The Company may terminate the Plan with respect to the Participants employed or formerly employed by the Company, as follows:

(a) Partial Termination

The Committee may partially terminate the Plan by instructing the Plan Administrator not to accept any additional deferral elections under this Plan. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to deferral elections properly completed and filed prior to the effective date of such partial termination.

(b) Complete Termination

The Committee may completely terminate the Plan by instructing the Plan Administrator not to accept any additional deferral elections, and by terminating all existing Plan deferrals. In the event of complete termination, the Plan shall cease to operate and, to the extent permitted by Section 409A of the Code, the Plan Administrator shall distribute each Account to the appropriate Participant.

ARTICLE 8

GENERAL PROVISIONS

8.1. Alienation of Benefits

No Account payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance. Neither the Company nor the Plan shall in any manner be liable for or subject to the debts or liabilities of any person entitled to payment under the Plan.

8.2. Overpayments

If any overpayment of an Account is made under the Plan, (a) the amount of the overpayment may be set off against further amounts payable to or on account of the person who received the overpayment until the overpayment has been recovered in full, or (b) the recipient shall be required to return the amount of the overpayment to the Plan Administrator. The foregoing remedy is not intended to be exclusive.

8.3. Withholding Taxes

The Company and the Plan Administrator shall withhold such taxes and make such reports to governmental authorities as they reasonably believe to be required by law.

8.4. Distributions to Minors and Incompetents

If the Plan Administrator determines that any Participant or Beneficiary receiving or entitled to receive payment of an Account under the Plan is incompetent to care for his or her affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee or other legal representative) may be made to the spouse, parent, brother or sister or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent. In the absence of the appointment of a legal guardian of the property of a minor, any minor’s share of an Account under the Plan may be paid to such adult or adults as in the opinion of the Plan Administrator have assumed the custody and principal support of such minor.

The Plan Administrator, however, in its sole discretion, may require that a legal guardian for the property of any such incompetent or minor be appointed before authorizing the payment of the Account in such situations. Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this Article 8 shall be a complete discharge of any obligation arising under the Plan with respect to such Benefit payments.

8.5. No Right to Employment

Nothing contained in this Plan shall be deemed to give any employee the right to be retained in the service of the Company or to interfere with the right of the Company to demote, discharge or discipline any employee at any time without regard to the effect that such demotion, discharge or discipline may have upon the employee under the Plan.

8.6. Unfunded Plan

The Plan shall be an unfunded, unsecured obligation of the Company. The Company shall not be required to segregate any assets to provide payment of Accounts, and the Plan shall not be construed as providing for such segregation. Any liability of the Company to any Participant or Beneficiary with respect to the payment of Accounts shall be based solely upon any contractual obligations created by the Plan. Any such obligation shall not be deemed to be secured by any pledge or other encumbrance or any property of the Company.

8.7. Trust Fund

At its discretion, the Company may establish one or more trusts for the purpose of assisting in the payment of Accounts, provided the establishment of such a trust is not in connection with a change in the financial health of the Company within the meaning of Section 409A of the Code. To the extent payments provided for under the Plan are made from any such trust, the Company shall not have any further obligation to make such payments. The establishment and maintenance of any such trust shall not alter the nature of Accounts under the Plan as unfunded and unsecured.

8.8. Change in Control; Merger or Other Reorganization

The Company may assign its obligations under this Plan to a successor, whether by merger, consolidation, asset sale or other business reorganization or transaction (“Business Transaction”). The obligations also may transfer to a successor in a Business Transaction by operation of law. The transfer of any Employee to a successor in connection with a Business Transaction shall not result in the employee being treated as terminating employment or ceasing to be an Employee, if the Company assigns its obligations under this Plan to the successor or if the obligations are assigned by operation of law. Thereafter, this Plan shall be binding upon and shall inure to the benefit of any successor of the Company, resulting from the Business Transaction.

8.9. Miscellaneous

(a) Construction

Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the female gender, and vice versa, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, and vice versa. Furthermore, the terms of this Plan shall be construed in accordance with Section 409A of the Code so as to avoid the imposition of the penalty tax under Section 409A, and, in the event of any inconsistency between the Plan and Section 409A of the Code, Section 409A shall control.

(b) Severability

If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in it.

(c) Titles and Headings Not to Control

The titles to Articles and the headings of Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than the titles or headings, shall control.

(d) Complete Statement of Plan

This document is a complete statement of the Plan. The Plan may be amended, modified or terminated only in writing and then only as provided herein.

8.10. Governing Law

The Plan shall be governed by ERISA, and to the extent not preempted by ERISA, the laws of the State of Colorado without regard to its choice of law provisions.

ARTICLE 9

DEFINITIONS

In addition to those definitions set forth in Article 1 or otherwise in the text of this Plan, the following terms shall have the meaning assigned below in this Article 9:

9.1. “Account” means the book entry account established under the Plan for each Participant in which shall be reflected all amounts deferred under the Plan and allocable returns and losses under Article 4 of the Plan. As of the effective date of the Plan set forth in Article 1, a Participant’s Account shall include the Participant’s Deferred Stock Unit Account and, following the Appendix A Effective Date, the Participant’s Cash Account (as defined in Appendix A).

9.2. “Beneficiary” means the person or persons designated by a Participant to receive payment of the amounts provided in the Plan in the event of his death. Each Beneficiary designation: (i) shall be made on a form filed in the manner prescribed by the Committee, (ii) shall be effective when, and only if made and filed in such manner during the Participant’s lifetime, and (iii) upon such filing, shall automatically revoke all previous Beneficiary designations.

9.3. “Board” means the Board of Directors of the Company.

9.4. “Change in Control” shall have the meaning provided in Section 409A and the rules and regulations thereunder.

9.5. “Code” means the Internal Revenue Code of 1986, as amended.

9.6. “Committee” means the Compensation Committee or such other persons or group as the Board may appoint to perform the functions of the Committee with respect to the Plan.

9.7. “Common Stock” or “common stock” means shares of common stock, par value $0.01, of Champps Entertainment, Inc.

9.8. “Company” means Champps Entertainment, Inc.

9.9. “Deemed Investment” means the notional conversion of a dollar amount of deferred compensation credited to a Participant’s Account into shares or units (or a fraction of such measures of ownership, if applicable) of Stock Units. The conversion shall occur as if shares (or units) of the Company’s common stock were being purchased (or sold, for a distribution) at the purchase price as of the close of business of the day on which the Deemed Investment occurs. At no time shall a Participant have any real or beneficial ownership in the actual investment to which the Company Stock Unit refers, irrespective of whether such a Deemed Investment is mirrored by an actual identical investment by the Company or a trustee acting on behalf of the Company.

9.10. “Deferred Stock Unit Account” means the bookkeeping account established under the Plan for each Participant in which shall be reflected deferrals of Restricted Stock and Restricted Stock Units, including any dividend equivalent payments.

9.11. “Disability” means a termination of employment as a result of the fact that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can reasonably be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months.

9.12. “ERISA” means the Employee Retirement Income Security Act of l974, as amended.

9.13. “Key Employee” means “key employee” within the meaning of Section 409A of the Code.

9.14. “Participant” means an Employee or former Employee who has an Account under the Plan.

9.15. “Participating Employer” means the Company and all entities which are part of the same “controlled group” as the Company, as determined under Sections 414(b)

or (c) of the Code, provided such an entity has adopted the Plan in writing with the consent of the Board. Non-U.S. entities or subsidiaries shall not be treated as part of the controlled group for this purpose. A business entity shall be treated as a Participating Employer only while a member of the controlled group that includes the Company.

9.16. “Plan Administrator” means the Company.

9.17. “Regular Separation from Service” means a Separation from Service for a reason other than death or Disability.

9.18. “Restricted Stock” means a share or shares of the Company’s common stock that has (have) been issued by the Company to an employee, with certain legally binding restrictions in place on the exercise of ownership rights and disposition of the stock that are imposed for a period of time (“vesting period”) which restrictions qualify as a substantial risk of forfeiture that results in the delay of inclusion in income of the value of the Restricted Stock until the restrictions, by their terms, are no longer effective (the shares “vest” on the “vesting date”).

9.19. “Restricted Stock Units” means the notional shares of the Company’s common stock resulting from a Deemed Investment in shares of the Company’s common stock that have been issued by the Company to an employee, with certain legally binding restrictions in place on the exercise of ownership rights and disposition of the Stock Units that are imposed for a period of time (“vesting period”).

9.20. “Separation from Service” means termination of a Participant’s employment with a Participating Employer by reason of death, retirement, Disability, resignation or discharge. Transfer to employment with an affiliate shall not be treated as a Separation from Service.

9.21. “Stock Deferral Agreement” means the form (or, when available and authorized by the Plan Administrator, the screen(s) on the Participant web site) on which a Participant may elect: (a) the number of shares of Restricted Stock or Restricted Stock Units to be deferred in accordance with the provisions of Section 2.3 of this Plan; (b) any payment distribution dates for that year’s, or a portion of that year’s, stock deferrals; and (c) the form of payment elections.

9.22. “Stock Units” means the notional shares of the Company’s common stock resulting from a Deemed Investment in the Company’s common stock.

9.23. “Termination Date” means the date the Participant has a Separation from Service.

9.24. “Unforeseeable Emergency” means one or more of the following events: (a) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant; (b) a loss of the Participant’s property due to casualty; or (c) other similar and extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Committee.

9.25. “Valuation Date” means the date or dates as of which Accounts are valued, as set forth in Section 4.2.

*         *         *         *         *

To reflect the adoption of this Plan by the Committee, effective as of September 28, 2005, the authorized officer hereby executes this Plan document on behalf of the Company.

CHAMPPS ENTERTAINMENT, INC.

By:	/s/ David D. Womack
Name:	David D. Womack
Title:	Chief Financial Officer

APPENDIX A

DEFERRAL PROGRAM FOR

BASE COMPENSATION AND BONUS

ARTICLE I

PURPOSE

This Appendix A sets forth provisions of the Plan permitting Eligible Persons to defer Base Compensation and, in the case of an Executive, any Bonus. The provisions of Appendix A will only take effect following the effective date set forth in resolutions of the Committee implementing Appendix A (the “Appendix A Effective Date”). Until the Appendix A Effective Date, Appendix A shall not have any applicability.

ARTICLE II

RULES REGARDING PARTICIPATION

2.1 Deferral Election

An Eligible Person may make a deferral election relating to Base Compensation and any Bonus payable with respect to an upcoming calendar year pursuant to the provisions of this Section 2.1. Any deferral election and any revocation of the election so made shall be in writing, in the form designated by the Plan Administrator and may be subject to Committee guidelines establishing a minimum deferral amount to participation.

(a) Compensation Deferral

An Eligible Person may elect to defer up to 50% of his or her Base Compensation payable during a calendar year, by completing and filing an election with the Plan Administrator during the enrollment period established by the Plan Administrator for deferral of that Base Compensation. The enrollment period shall end no later than December 31. Except as provided in Section 3.6 of the Plan, a Base Compensation deferral election shall become irrevocable as of the close of the enrollment period applicable to the Base Compensation. The Base Compensation may be revoked in writing up to the end of the applicable enrollment period by submitting a revocation with the Plan Administrator by that date. The Eligible Person shall set forth the amount to be deferred as a full percentage or dollar amount of Base Compensation payable during the calendar year.

(b) Bonus Deferral

(i) Deferral of Bonuses

An Eligible Person may elect to defer up to 100% of his or her Bonus payable during a calendar year, by completing and filing an election with the Plan Administrator during the enrollment period established by the Plan Administrator for deferral of that Bonus payment. For any Bonus payment, the enrollment period shall end no later than six (6) months prior to the end of the performance measurement period. Notwithstanding the foregoing, to the extent required by Section 409A of the Internal Revenue Code of 1986, as

amended (the “Code”), deferral elections for Bonuses shall be made no later than the year prior to the year in which the services relating to the Bonuses are performed.

Except as provided in Section 3.6 of the Plan, a Bonus deferral election made by an Eligible Person shall become irrevocable as of the close of the enrollment period applicable to the Bonus. The Bonus deferral election may be revoked in writing up to the end of the applicable enrollment period by completing and submitting a revocation prior to the enrollment-period close. The Eligible Person shall set forth the amount to be deferred as a full percentage or dollar amount of the Bonus payable during the calendar year.

(ii) Effect of FICA/FUTA Obligation

If the Eligible Person selects a deferral percentage to be applied to his or her Bonus, the percentage will be applied after withholding has been made from the Bonus for any taxes payable by the Eligible Person under the Federal Insurance Contribution Act (“FICA”) and the Federal Unemployment Tax Act (“FUTA”). If the Eligible Person selects a dollar amount of deferral, the amount must be less than or equal to the net Bonus after withholding for FICA and FUTA taxes payable by the Eligible Person on the Bonus. If the dollar amount selected is greater than the net Bonus just described, the deferral election will automatically be treated as an election to defer the net Bonus amount and will be adjusted accordingly; and, if the net Bonus amount is less than the minimum deferral amount established by the Committee, the deferral election shall be treated as void and no Bonus deferral shall be made.

(c) Application of Election

Separate elections shall be completed for the deferral of Base Compensation, Bonus amounts, and stock deferrals. In addition, as stated above and except as provided in Section 3.6 of the Plan, (i) an election relating to Base Compensation shall remain in effect for the entire calendar year (or, in the case of a deferral election to which Section 2.1(e) of this Appendix A applies, the remainder of the calendar year), and (ii) an election relating to a Bonus shall be irrevocable as of the end of the enrollment period (or revocation period) established by the Plan Administrator, provided that such end date may in no event be later than six (6) months prior to the end of the performance measurement period.

A new election must be submitted for the upcoming, new calendar year, separately with respect to Base Compensation to be paid during such calendar year. A new election must be submitted for any applicable Bonus during the Bonus enrollment period established by the Plan Administrator. Unless the separate election is in place, the Participant shall not be treated as having a valid deferral election with respect to the specified item of compensation.

(d) First-Year Participation

If an Eligible Person first becomes eligible to participate in the Plan during a calendar year, notwithstanding the general requirement stated in Section 2.1(a), Section 2.1(b), or Section 2.1(c) of this Appendix A, as applicable, that the election be completed and submitted before the calendar year of commencement, an election may be submitted to the Plan Administrator within 30 days after the Participant first becomes an Eligible Person.

However, the election will be effective only with respect to Base Compensation and/or a Bonus earned and payable following submission of the election to the Plan Administrator.

(e) Effect of Eligibility Status Change

If a Participant ceases to be an Employee or otherwise ceases to be an Eligible Person, at a time when he or she has in effect for the calendar year one or more deferral elections, the deferral election or elections shall terminate with respect to any amount not yet paid at the time the individual ceases to be an Employee or Eligible Person. Amounts already deferred into the Participant’s Account shall remain so credited and shall be distributed in accordance with the terms of this Plan.

ARTICLE III

ACCOUNTS

3.1 Cash Account

A bookkeeping deferral election Cash Account shall be established and maintained by the Plan Administrator for each Participant in which shall be recorded the cash amounts of Base Compensation and Bonuses deferred by the Participant under the Plan for each deferral election (credited as of the date that they would otherwise be currently payable). In accordance with Section 4.1 of the Plan, following the Appendix A Effective Date, a Participant shall have a Deferred Stock Unit Account and a Cash Account under the Plan.

3.2 Investment Performance

A Participant’s Account shall be adjusted to reflect increases or decreases based on the allocation of the Account made by the Participant among the Investment Indices described in Supplement A. An Eligible Person or Participant shall designate an allocation for his or her deferrals into the Plan when he or she makes the first deferral election under the Plan. The allocation shall be made in whole percentages totaling 100% of the deferred amounts, and shall be subject to any rules established by the Committee limiting the percentage or dollar amount of a Participant’s Account that may be allocated to a particular Investment Index. The allocation shall represent an election to have the amounts increased or decreased based on the rate of return or loss on the Investment Indices. The Participant shall be permitted to reallocate amounts credited to his or her Account after designating the initial investment allocation in accordance with written guidelines established by the Committee. However, pursuant to any rules established by the Committee limiting the percentage or dollar amount of a Participant’s Account that may be allocated to a particular Investment Index, a Participant’s Account automatically may be reallocated between or among the Investment Indices. The Committee is authorized to replace or otherwise modify the Investment Indices used under the Plan. Notwithstanding the foregoing, stock deferrals shall always be deemed invested in shares of the Company’s common stock.

3.3 Valuation Date

A Participant’s Account shall be valued as of each December 31, and on the last day of the month in which the Participant ceases to be an Employee, at which point credits under Section 3.2 shall be made with respect to the Account balance remaining in the Plan as of the Valuation Date. The Committee also may establish such other date or dates as Valuation Dates with respect to all Accounts, particular investments in the Accounts or particular Accounts with respect to which payment or another transaction is to occur.

ARTICLE IV

PAYMENT OF DEFERRED COMPENSATION

With respect to the time and form of payment for amounts deferred under this Appendix A, Participant elections shall be made in the manner set forth in Article 3 of the Plan, provided that any payment made pursuant to this Appendix A shall be made in cash. The provisions of Articles 5, 6, 7, 8 and 9 of the Plan shall apply to all amounts credited to Cash Accounts under this Appendix A.

ARTICLE V

APPENDIX A DEFINITIONS

The capitalized terms used in this Appendix A shall have the meanings set forth in Article 9 of the Plan and, to the extent that any such terms are not defined in Article 9 of the Plan, they shall have the meanings set forth below.

5.1 “Annual Bonus” means, with respect to an Eligible Person, the Eligible Person’s annual incentive bonus payable during the calendar year with respect to services as an Employee during the prior year.

5.2 “Base Compensation” means, with respect to an Eligible Person who is an Executive, the Eligible Person’s base pay payable with respect to services rendered as an Employee during the calendar year and, with respect to an Eligible Person who is a Director, the Fee payable to such Eligible Person with respect to services rendered as a Director during the calendar year.

5.3 “Bonus” means, with respect to an Eligible Person, the Eligible Person’s Annual Bonus or Long Term Incentive Award.

5.4 “Cash Account” means the bookkeeping account established under the Plan for each Participant in which shall be reflected all deferrals of Base Compensation and, in the case of an Executive, any Bonus.

5.5 “Fee” means compensation expected to be paid by the Company to a Director for services rendered on or after the Appendix A Effective Date, including any fee paid by the Company to a Director as compensation for attendance at a meeting of the Board or attendance at a meeting of a Board committee, exclusive of any reimbursement by the Company for expenses incurred by the Director related to attendance at Board meetings or Board committee meetings.

5.6 “Investment Indices” means the investment measures selected by the Company for use under the Plan, as set forth in Supplement A. The Committee shall select the initial Investment Indices under the Plan, and may in its sole discretion and from time to time replace or otherwise modify the Investment Indices used under the Plan.

5.7 “Long-Term Incentive Award” means, with respect to an Eligible Person, the Eligible Person’s long-term incentive bonus, if applicable, payable during the calendar year with respect to services as an Employee.